Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

Put your money to work with GM Financial Right Notes May 19, 2017 Tags: Right Notes, Investments, GM FIR8f1Cial As a member of the General Motors family, there is an exciting investment 1:1 ~ RIGHT NOTES’ PROGRAM GROWTH option available for you called GM Financial Right Notes®. The Right Notes program offers a rate of return higher than most savings accounts, and unlike some investments, you have access to your money at any time without additional fees or penalties. What are Right Notes? The GM Financial Right Notes program functions similar to a money mar1<et A3 of May 1~, 61.4 employees, dealers, fund and ‘Hill earn daily interest at a competitive rate higher than other retirees and G1.4 Financial employees have demand note programs. invested more than S30 million in Right Note:>. Perhaps you made an investment in a demand note program offered by GMAC - the former captive finance company of GM. You might not realize that those investments no longer support the of GM. In fact, Right Notes is the only demand note program that does. If you know the current rates of other demand notes investments and want to see how Right Notes compare, visit rightnoles.com, You can also watch a Video to learn more about the program. Already have demand notes? To move funds from another demand notes program and set up a Right Notes investment, you must first close your existing account. Request that the closeout Check be sent to your preferred address. Then deposit the money into the U.S. bank account you will be linking to your Right Notes investment Use these funds to set up your initial Right Notes investment. Benefits at a glance Higher rates than most savings accounts $500 minimum initial investment 24fi access to your money with no additional fees or penalties Daily interest automatically reinvested monthly Convenient online enrollment & investment management Additional investments ($50 minimum) are accepted at anytime from a linked bank account Who is GM Financial? GM Financial is General Motors’ (GM) global captive finance company. Founded in 1992 in Fort Worth, Texas, as AmeriCredit, the company was acquired by GM in October 201 0 and renamed General Motors Financial Company, Inc., (GM Financial). Since then, GM Financial has expanded its geographic footprint to cover over 85% of GM’s WOf1dwide sales and finances one out of every three GM vehicles in the U.S. How do I invest? Whether you’re an investment pro looking for ways to diversify your portfolio or a GM enthusiast seeking a unique investment opportunity, Right Notes may be right for you. Visit rightnotes.com to view current rates, get details on eligibility, download the prospectus and learn how to invest. General Motors Financial Company, .Inc (“GM Financial”) has filed a registration statement (including a prospectus) With the SEC for the offering to which this communication relates. Before you Invest, you should read The prospectus in that registration statement and other document GM Financial has filed With the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web Site at rightnotes.com. Alternatively, GM Financial Right notes Web Site at Rights Notes.com Alternatively. GM Financial will Arrange to send you the prospectus If you request it by Calling toll-free 1-844-556-1485.